UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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VERIZON COMMUNICATIONS INC.

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Explanatory Note

The following communications are expected to be sent on or after April 4, 2011 to, respectively, certain proxy advisory firms, certain shareholders of Verizon Communications Inc. (Verizon) and certain employees of Verizon and Verizon Wireless.

* * *

[Pearl Meyer & Partners letterhead]

[Date]

[Address of proxy advisory firm]

[Salutation]:

As Verizon’s independent compensation consultant for the Human Resources Committee (“the Committee”) of Verizon’s Board of Directors, the Committee asked that I reach out to continue our dialogue on Verizon’s executive compensation program. In particular, we are requesting that you consider and support the positions of Verizon’s Board of Directors on the proposals contained in the 2011 Proxy Statement, a copy of which is enclosed. The Board values the opinions expressed by shareholders through their votes and in additional dialogues, and believes that this exchange of ideas has led to meaningful governance improvements.

Highlights of Recent Achievements

In 2010, Verizon delivered strong financial and operating results. Total stockholder return for the year was 23.1%, as compared to 15.1% for the S&P 500 and 14.1% for the Dow Jones Industrial Average. During 2010, Verizon increased its stock dividend by 2.6% and also returned $1.85 per share to investors through a spin-off and merger transaction. Verizon also took significant steps to secure its strategic position in the fast -growing markets for broadband, wireless data, and video by:

•	Developing a smartphone franchise around the Android operating system and rounding out its handset offerings with the Apple iPhone;
•	Launching the world’s first large-scale fourth generation wireless broadband network based on long-term evolution technology; and
•	Focusing its wireline operations in densely populated areas, the majority of which have access to Verizon’s broadband FiOS product offering.

This year also saw key changes in Verizon’s senior management team which are the result of the Board’s and management’s multi-year succession planning efforts. Lowell C. McAdam became Verizon’s President and Chief Operating Officer in October 2010 – a critical step in the succession planning for when Mr. Seidenberg retires. In addition, Francis J. Shammo became Verizon’s Executive Vice President and Chief Financial Officer, and Daniel S. Mead became Executive Vice President and the President and Chief Executive Officer of Verizon Wireless, replacing Mr. McAdam in that position.

Verizon’s Proxy Statement once again includes a management proposal seeking an advisory vote related to executive compensation. For the past two years Verizon’s shareholders approved Verizon’s executive compensation program by a substantial majority of the votes cast. We believe that the advisory vote (Item 3) deserves your support again this year.

Sound Executive Compensation Practices

Verizon’s Board of Directors has consistently implemented executive compensation practices that are focused on pay-for-performance, with an emphasis on creating long-term shareholder value. Verizon’s commitment to sound compensation practices is evidenced by the following actions it has taken over time to provide leadership in adopting best practices:

•	Provided shareholders with an annual advisory vote related to executive compensation beginning in 2009 (the Board recommends continuing the annual vote – Item 4);
•	Eliminated executive employment agreements;
•	Eliminated guaranteed pension and supplemental retirement benefits;
•	Eliminated executive perquisites allowances and tax gross-up payments;
•	Provided for a “double-trigger” for the vesting of long-term incentive awards following a change in control;
•	Required the Human Resources Committee’s (the “Committee”) compensation consultant to be independent; and
•	Implemented significant stock ownership requirements for executives, including an ownership requirement of seven times base salary for the CEO.

Linkage between Pay and Performance

Verizon’s executive compensation is directly linked to the Company’s performance. For senior executives, total compensation opportunity is based approximately 70% on three-year share performance, 20% on achievement of challenging annual adjusted EPS, cash flow and revenue performance metrics and only 10% on base salary. The Committee references the 50th percentile of Verizon’s peer group for each executive’s total compensation opportunity, even though Verizon’s market capitalization and annual revenues are significantly larger than the median company in the peer group. The peer group is referred to as the Related Dow Peers and includes the 29 companies (other than Verizon) in the Dow Jones Industrial Average, plus Verizon’s four largest industry competitors. This peer group is self-adjusting so that changes in the companies included in the Dow Jones Industrial Average are also reflected in the Related Dow Peers over time.

Verizon’s Long-Term Incentive Plan award payments are based on performance over a three-year period. The performance goals for the performance stock units (PSUs) are designed so that, when combined with the other elements of pay, above-median stock performance relative to Verizon’s peer companies is required to achieve median pay. For the three-year period from 2008 to 2010, Verizon’s total shareholder return ranked in the 61st percentile when compared to Verizon’s peer group. As a result, the Committee approved payouts for the 2008 PSU awards at the target level.

Mr. Seidenberg’s 2008 long-term incentive award consisted solely of PSUs and provided a separate opportunity to earn a payout based on the Company’s achievements over the three-year performance period with respect to pre-established strategic initiatives in addition to the amount payable as a result of Verizon’s relative total shareholder return performance. Based on Mr. Seidenberg’s pivotal role in the Company’s achievements (described on pages 39-40 of the Proxy Statement), and particularly on his leadership in repositioning the Company’s executive leadership team in 2010 and the successful culmination of a multi-year succession planning process, the independent members of the Board approved a total payment slightly below the maximum opportunity level for Mr. Seidenberg’s 2008 long-term incentive award.

Shareholder Proposals

The Proxy Statement includes four shareholder proposals (Items 5 through 8). The Board recommends that you vote against each of these proposals for the reasons described in the Proxy Statement. In addition, please note the following:

•

PSU Performance Threshold – This proposal requests adoption of a policy to restrict the circumstances under which PSUs would vest and become payable. Verizon’s PSUs are one component of a well-designed, multi-faceted compensation program. The Committee has conducted rigorous design testing intended to ensure that the threshold and maximum opportunities under the PSUs align pay and performance. By focusing only on the PSU performance threshold, without considering the role of long-term incentives in the total compensation opportunity, the proposal would, in the Committee’s opinion, have the effect of severing the link between pay and performance and delivering compensation that is not competitive with Verizon’s peers.

•

Shareholder Right to Call a Special Meeting – This proposal requests that the Board amend the bylaws to provide that a group of holders with 15% of the common stock may call a special meeting of shareholders. Verizon’s Board believes that this proposal is unnecessary because Verizon’s shareholders already have a meaningful right to call a special meeting. Under Verizon’s bylaws, any shareholder who owns at least 10%, or multiple shareholders who own at least 25%, of the Company’s stock may call a special meeting. A special meeting of shareholders is an extraordinary event that is both costly and time-consuming. The Board has carefully considered this issue in each of the past four years and firmly believes that the ownership thresholds contained in the current bylaw provision strike an appropriate balance between the right of shareholders to call a special meeting and the interests of Verizon and its shareholders in promoting the appropriate use of company resources.

•

Cumulative Voting – This proposal requests that the Board provide for cumulative voting in the contested election of directors. The Board adopted majority voting at the request of Verizon’s shareholders and firmly believes that the present system best assures that the elected directors will represent and act in the interests of all shareholders, and not just a particular group. The Board is concerned that cumulative voting is likely to lead to the election of individuals with a viewpoint that is aligned with a narrow special interest rather than the interests of Verizon’s shareholders as a whole.

As the independent compensation consultant serving Verizon’s Committee, I look forward to continuing our dialogue regarding sound governance and executive compensation practices. The Committee and I appreciate your review of the proposals in the enclosed Proxy Statement. Please feel free to contact me if you would like to arrange a meeting or conference call.

Sincerely,

Yvonne Chen

Managing Director

Enclosure

* * *

[Verizon Communications Inc. letterhead]

[Date]

[Address]

Dear Investor:

I am writing to ask you to consider and support the positions of Verizon’s Board of Directors on the proposals contained in the 2011 Proxy Statement, a copy of which is enclosed. The Board values the opinions expressed by shareholders through their votes and in additional dialogues, and believes that this exchange of ideas has led to meaningful governance improvements.

Highlights of Recent Achievements

In 2010, Verizon delivered strong financial and operating results. Total stockholder return for the year was 23.1%, as compared to 15.1% for the S&P 500 and 14.1% for the Dow Jones Industrial Average. During 2010, Verizon increased its stock dividend by 2.6% and also returned $1.85 per share to investors through a spin-off and merger transaction. Verizon also took significant steps to secure its strategic position in the fast -growing markets for broadband, wireless data, and video by:

•	Developing a smartphone franchise around the Android operating system and rounding out its handset offerings with the Apple iPhone;
•	Launching the world’s first large-scale fourth generation wireless broadband network based on long-term evolution technology; and
•	Focusing its wireline operations in densely populated areas, the majority of which have access to Verizon’s broadband FiOS product offering.

This year also saw key changes in Verizon’s senior management team, which are the result of the Board’s and management’s multi-year succession planning efforts. Lowell C. McAdam became our President and Chief Operating Officer in October 2010 – a critical step in the succession planning for when Mr. Seidenberg retires. In addition, Francis J. Shammo became our Executive Vice President and Chief Financial Officer, and Daniel S. Mead became our Executive Vice President and the President and Chief Executive Officer of Verizon Wireless, replacing Mr. McAdam in that position.

Verizon’s Proxy Statement once again includes a management proposal seeking an advisory vote related to executive compensation. For the past two years Verizon’s shareholders approved Verizon’s executive compensation program by a substantial majority of the votes cast. We believe that the advisory vote (Item 3) deserves your support again this year.

Sound Executive Compensation Practices

Verizon’s Board of Directors has consistently implemented executive compensation practices that are focused on pay-for-performance, with an emphasis on creating long-term shareholder value. Verizon’s commitment to sound compensation practices is evidenced by the following actions it has taken over time to provide leadership in adopting best practices:

•	Provided shareholders with an annual advisory vote related to executive compensation beginning in 2009 (the Board recommends continuing the annual vote – Item 4);
•	Eliminated executive employment agreements;
•	Eliminated guaranteed pension and supplemental retirement benefits;
•	Eliminated executive perquisites allowances and tax gross-up payments;
•	Provided for a “double-trigger” for the vesting of long-term incentive awards following a change in control;
•	Required the Human Resources Committee’s (the “Committee”) compensation consultant to be independent; and

•	Implemented significant stock ownership requirements for executives, including an ownership requirement of seven times base salary for the CEO.

Linkage between Pay and Performance

Verizon’s executive compensation is directly linked to the Company’s performance. For senior executives, total compensation opportunity is based approximately 70% on three-year share performance, 20% on achievement of challenging annual adjusted EPS, cash flow and revenue performance metrics and only 10% on base salary. The Committee references the 50th percentile of Verizon’s peer group for each executive’s total compensation opportunity, even though Verizon’s market capitalization and annual revenues are significantly larger than the median company in the peer group. The peer group is referred to as the Related Dow Peers and includes the 29 companies (other than Verizon) in the Dow Jones Industrial Average, plus Verizon’s four largest industry competitors. This peer group is self-adjusting so that changes in the companies included in the Dow Jones Industrial Average are also reflected in the Related Dow Peers over time.

Verizon’s Long-Term Incentive Plan award payments are based on performance over a three-year period. The performance goals for the performance stock units (PSUs) are designed so that, when combined with the other elements of pay, above-median stock performance relative to Verizon’s peer companies is required to achieve median pay. For the three-year period from 2008 to 2010, Verizon’s total shareholder return ranked in the 61st percentile when compared to Verizon’s peer group. As a result, the Committee approved payouts for the 2008 PSU awards at the target level.

Mr. Seidenberg’s 2008 long-term incentive award consisted solely of PSUs and provided a separate opportunity to earn a payout based on the Company’s achievements over the three-year performance period with respect to pre-established strategic initiatives in addition to the amount payable as a result of Verizon’s relative total shareholder return performance. Based on Mr. Seidenberg’s pivotal role in the Company’s achievements (described on pages 39-40 of the Proxy Statement), and particularly on his leadership in repositioning the Company’s executive leadership team in 2010 and the successful culmination of a multi-year succession planning process, the independent members of the Board approved a total payment slightly below the maximum opportunity level for Mr. Seidenberg’s 2008 long-term incentive award.

Shareholder Proposals

The Proxy Statement includes four shareholder proposals (Items 5 through 8). The Board recommends that you vote against each of these proposals for the reasons described in the Proxy Statement. In addition, please note the following:

•

PSU Performance Threshold – This proposal requests adoption of a policy to restrict the circumstances under which PSUs would vest and become payable. Verizon’s PSUs are one component of a well-designed, multi-faceted compensation program. The Committee has conducted rigorous design testing intended to ensure that the threshold and maximum opportunities under the PSUs align pay and performance. By focusing only on the PSU performance threshold, without considering the role of long-term incentives in the total compensation opportunity, the proposal would, in the Committee’s opinion, have the effect of severing the link between pay and performance and delivering compensation that is not competitive with Verizon’s peers.

•

Shareholder Right to Call a Special Meeting – This proposal requests that the Board amend the bylaws to provide that a group of holders with 15% of the common stock may call a special meeting of shareholders. Verizon’s Board believes that this proposal is unnecessary because Verizon’s shareholders already have a meaningful right to call a special meeting. Under Verizon’s bylaws, any shareholder who owns at least 10%, or multiple shareholders who own at least 25%, of the Company’s stock may call a special meeting. A special meeting of shareholders is an extraordinary event that is both costly and time-consuming. The Board has carefully considered this issue in each of the past four years and firmly believes that the ownership thresholds contained in the current bylaw provision strike an appropriate balance between the right of shareholders to call a special meeting and the interests of Verizon and its shareholders in promoting the appropriate use of company resources.

•

Cumulative Voting – This proposal requests that the Board provide for cumulative voting in the contested election of directors. The Board adopted majority voting at the request of our shareholders and firmly believes that the present system best assures that the elected directors will represent and act in the interests of all shareholders, and not just a particular group. The Board is concerned that cumulative voting is likely to lead to the election of individuals with a viewpoint that is aligned with a narrow special interest rather than the interests of Verizon’s shareholders as a whole.

We appreciate your investment in Verizon and your consideration of the proposals in the Proxy Statement. We encourage you to support the Board’s position on all of the management and shareholder proposals presented in the Proxy Statement.

Sincerely,

Marc Reed

Executive Vice President – Human Resources

Enclosure

* * *

Subject: Your Company, Your Shares, Your Vote

[As an employee shareholder, you have an important opportunity to support your Company by casting a vote on the proposals to be considered at Verizon’s 2011 Annual Meeting of Shareholders.] [If you are a shareholder of Verizon Communications because you own stock through the Verizon Wireless or Verizon savings plans, a brokerage account or otherwise, you have an important opportunity to support Verizon by casting a vote on the proposals to be considered at Verizon’s 2011 Annual Meeting of Shareholders.]

This year’s ballot includes an advisory vote related to executive compensation, as well as shareholder proposals related to compensation and corporate governance. The outcome of the vote on these proposals may impact the programs and policies that determine your compensation. Verizon’s Board has recommended an affirmative vote on the advisory vote related to executive compensation (Item 3 on your proxy card) and a negative vote on each of the shareholder proposals (Items 5 through 8 on your proxy card). A description of the Board’s position on these matters may be found in the Company’s proxy statement, which is available online at www.envisionreports.com/vz, and in the letter to investors attached to this email.

You can cast your vote today online at www.envisionreports.com/vz. To log on, you will need the voting instructions contained in either the email you received from “Verizon Proxy Notice” on approximately March 21 or on the proxy card you received by mail. Savings plan participants must vote their shares by May 2. The plan trustee will vote all uninstructed plan shares “For” and “Against” the proposals in the same proportion to the votes actually received from plan participants by that date. If you do not vote your shares, you will not have a voice in how the trustee votes.

If you also own shares through a broker (including your Fidelity brokerage account), you will need to vote those shares separately in accordance with the instructions you receive from your broker.

It is Verizon’s policy to maintain the confidentiality of shareholder votes.

We appreciate your contributions to Verizon and your careful consideration of the Board’s recommendations on the proposals.

Marc Reed

Executive Vice President - Human Resources